Exhibit 99.1

Real Goods Solar Merges with Regrid Power

Boulder, CO, October 15, 2008 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential solar energy integrator, announced today that it has expanded its business through a merger with Regrid Power, Inc. of Campbell, CA. This transaction represents the Company’s fourth acquisition in less than a year. Regrid Power, Northern California’s leader in custom engineered solar electric systems primarily for residential customers, generated over $15 million of revenue and positive operating income for the twelve months ended September 30, 2008. Consideration paid, including debt assumed, was less than one times trailing twelve months revenue, and will consist of one-third cash and two-thirds stock, as well as an “earn out” provision. This strategic transaction is consistent with Real Goods’ strategy of driving profitable growth through the acquisitions of established market leaders with reputations for quality, in addition to its organic growth.

“Our interest in Regrid Power was its excellent reputation, consistently high gross margin and profitability, and especially the quality of its leadership,” said Jirka Rysavy, Real Goods’ Chairman. “We plan for Tom McCalmont, founder and CEO of Regrid Power, to become CEO of Real Goods Solar and a member of its Board of Directors during the next two months. John Schaeffer, Real Goods’ founder and current CEO, will become President, and Erik Zech, current President and CFO, will become CFO.

“By combining our operational efficiencies and design excellence with Real Goods Solar, a solar pioneer and an industry leader, we will have an enhanced ability to scale and deliver our outstanding service to a much larger population of customers,” said Tom McCalmont, CEO of Regrid Power. “Real Goods is the original solar company and has a philosophy that is very compatible with Regrid’s.”

“This transaction establishes Real Goods as the undisputed market leader in residential solar installations, and we are very excited to integrate Regrid’s design excellence and unique power output guarantee,” said John Schaeffer, CEO of Real Goods Solar. “We are pleased to further strengthen our position in Northern California and we believe Regrid Power is a good example of how we continue to leverage our existing infrastructure with strategic acquisitions that offer an established customer base, compatible geography and realizable synergies.”

Regrid Power, Inc. custom designs and builds solar power systems that produce the optimal amount of power for each customer. Regrid Power backs their work with a performance guarantee unique in the industry, the PowerPledge. Since its founding in 2002 by Tom and Darlene McCalmont, Regrid Power has installed over 1,000 PV systems representing approximately 5MW of generating capacity, and the company demonstrates design excellence through its six NABCEP certified PV designers on staff. For more information, visit www.regrid.com.

Real Goods Solar, Inc. is a leading residential solar energy integrator. Real Goods Solar offers turnkey solar energy services, and has 30 years of experience in residential solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. Real Goods Solar has installed nearly 3,000 solar systems to date. For more information about Real Goods Solar, please visit www.realgoodssolar.com.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods’ filings with the Securities and Exchange Commission. Real Goods assumes no duty to update any forward-looking statements.

Contact:	John Mills
Senior Managing Director
ICR, Inc.
310-954-1105
jmills@icrinc.com